Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of August 27, 2020

among

1847 CABINETS INC.,

KYLE’S CUSTOM WOOD SHOP, INC.,

1847 HOLDINGS LLC

AND

THE OTHER PARTIES SET FORTH ON EXHIBIT A HERETO

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1
1.1	Certain Definitions.	1

ARTICLE II PURCHASE AND SALE OF THE SHARES		5
2.1	Purchase and Sale of the Shares.	4
2.2	Adjustments to Purchase Price.	6
2.3	Closing.	7
2.4	Transactions to be Effected at the Closing.	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		8
3.1	Authority and Enforceability.	8
3.2	Noncontravention.	8
3.3	The Shares.	9
3.4	Brokers’ Fees.	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		9
4.1	Organization, Qualification and Corporate Power; Authority and Enforceability.	9
4.2	Subsidiaries.	10
4.3	Capitalization.	10
4.4	Noncontravention.	11
4.5	Financial Statements.	11
4.6	Taxes.	12
4.7	Compliance with Laws and Orders; Permits.	12
4.9	Tangible Personal Assets.	12
4.10	Real Property.	13
4.11	Intellectual Property.	14
4.12	Absence of Certain Changes or Events.	15
4.13	Contracts.	16
4.14	Litigation.	17
4.15	Employee Benefits.	17
4.16	Labor and Employment Matters.	17
4.17	Environmental.	18
4.18	Insurance.	18
4.19	Inventory.	18
4.20	Notes and Accounts Receivable.	18
4.21	Powers of Attorney.	18
4.22	Product Warranty.	18
4.23	Product Liability.	19
4.24	Brokers’ Fees.	19
4.25	Certain Business Relationships with the Company.	19
4.26	Disclosure.	19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		19
5.1	Organization.	19
5.2	Authorization.	19
5.3	Noncontravention.	20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER PARENT		20
6.1	Organization.	20
6.2	Authorization.	20
6.3	Noncontravention	21
6.4	Capitalization.	21
6.5	Brokers’ Fees.	21

i

Exhibit A – List of Sellers	Ex A-1
Exhibit B – Example of Net Working Capital Calculation	Ex B-1
Exhibit C – Form of Seller Note	Ex C-1
Exhibit D – Employment Agreement Terms	Ex D-1
Disclosure Schedule

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 27, 2020 (the “Agreement”), among 1847 Cabinets Inc., a Delaware corporation (the “Buyer”), Kyle’s Custom Wood Shop, Inc., an Idaho corporation (the “Company”), Stephen Mallatt, Jr., an individual, and Rita Mallatt, an individual (each, a “Seller,” and collectively, the “Sellers”), and 1847 Holdings LLC, a Delaware limited liability company (“Buyer Parent”).

BACKGROUND

Each Seller is the record and beneficial owner of the number of shares (the “Shares”) of Common Stock, no par value, of the Company (the “Common Stock”), set forth opposite each Seller’s name on Exhibit A. The Sellers collectively own 100% of the issued and outstanding shares of Common Stock. The Sellers desire to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the Net Working Capital as reflected on the Closing Date Balance Sheet determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented the Company or the Sellers or any of their Affiliates for the past five years as will be agreed by the Company and the Buyer in writing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of each or either Seller, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due except for the Payroll Protection Plan Loan.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole.

“Net Working Capital” means (i) good and collectible accounts receivable; plus (ii) good and merchantable inventory; plus (iii) prepaid expenses and other current assets that have an economic benefit to the Company post-Closing, including the $91,000.00 in cash as provided in Section 7.4; less (iv) current accounts payable, accrued Liabilities and outstanding checks and other current Liabilities. For the avoidance of doubt, attached as Exhibit B is an example of the calculation of Net Working Capital.

“Net Working Capital Target” is equal to $154,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Payroll Protection Plan Loan” means the loan (including principal and any accrued interest) obtain by the Company in the principal amount of $281,125.00 funded on or about April 4, 2020, with JP Morgan Chase, as Lender.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the Net Working Capital as reflected on the Preliminary Balance Sheet, determined in accordance with GAAP.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller will sell, transfer and deliver, and the Buyer will purchase from each Seller, all of the Shares set forth opposite such Seller’s name on Exhibit A, for an aggregate purchase price, subject to adjustment as described in Section 2.2, of Six Million, Six Hundred Fifty Thousand Dollars ($6,650,000) (the “Purchase Price”), consisting of: (i) Four Million, Two Hundred Thousand Dollars ($4,200,000) in cash (the “Cash Portion”), (ii) the Buyer Shares (as defined below), and (iii) the Seller Note (as defined below). The Purchase Price shall be allocated between the Sellers as set forth in Exhibit A. The Purchase Price assumes that the Buyer will be able to verify through its accounting due diligence that the Company has at least $1.4 million of annual earnings before interest, taxes, depreciation and amortization with adjustments as mutually agreed upon.

(a) At the Closing, the Buyer will deliver to the Sellers the Cash Portion in immediately available funds to an account designated by each Seller prior to the Closing.

(b) Immediately following the record date set by Buyer Parent for the distribution by Buyer Parent to its shareholders of the common stock held by Buyer Parent of its subsidiary, 1847 Goedeker Inc. (“Goedeker”), Buyer Parent will cause its transfer agent to issue to the Sellers an aggregate of 700,000 common shares of the Buyer Parent that, in aggregate, have a value as mutually agreed upon by the parties that is equal to One Million, Four Hundred Thousand Dollars ($1,400,000) (the “Buyer Shares”). For the avoidance of doubt, the Sellers shall have no right to receive any shares of common stock or other securities of Goedeker. As soon as practicable following the date that the working capital adjustment under Section 2.2(a) is finally determined, the Buyer Parent will file a registration statement on Form S-1 for the purpose of registering for resale under the Securities Act of 1933, as amended, the Buyer Shares and will use commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as reasonably practicable. The Sellers will cooperate with the Buyer Parent and provide any requested information and complete any necessary selling security holder questionnaires as Buyer Parent may require in order to register the Buyer Shares in accordance with this Section 2.1(b). In addition, upon the request of the Sellers from to time to time, Buyer Parent shall be responsible (at its cost) for promptly supplying to Buyer Parent’s transfer agent and the Sellers a customary legal opinion letter of its counsel to the effect that the resale of the Buyer Shares by the Sellers or their respective affiliates, successors and assigns is exempt from the registration requirements of the Securities Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Buyer Shares are not then registered under the Securities Act for resale pursuant to an effective registration statement). Notwithstanding the foregoing, if the Buyer Shares are eligible for resale pursuant to Rule 144 without restriction as to volume, then the obligation to file a registration statement as set forth in this Section 2.1(b) shall terminate.

(c) At the Closing, the Sellers will deliver to the Buyer a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.

(d) At the Closing, the Buyer will issue to the Sellers an 8% contingent subordinated note in the aggregate principal amount of One Million, Fifty Thousand Dollars ($1,050,000) in the form set forth on Exhibit C (each a “Seller Note” and collectively, the “Seller Notes”).

2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited balance sheet of the Company, subject to all qualifications and estimates as set forth in the notes or addenda thereto (the “Preliminary Balance Sheet”), as at the Closing so as to present fairly in all material respects the financial condition of Company as of such date.

(ii) As soon as practicable following the Closing Date (but not later than seventy-five (75) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Sellers an audited balance sheet of the Company (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii) If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer (or, at the Buyer’s direction, the Company) shall pay promptly (and, in any event, within seven (7) days) to the Sellers (on a pro rata basis based upon their relative ownership interests in the Company) an amount in cash that is equal to the excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Sellers shall pay promptly (and, in any event, within seven (7) days) to the Buyer an amount in cash that is equal to such excess (on a pro rata basis based upon their relative ownership interests in the Company); provided, however, that the Sellers may, at their option, in lieu of paying such excess in cash, deliver and transfer to the Buyer a number of Buyer Shares that is equal to their respective share of such excess divided by $2.00. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(iv) In the event the Sellers do not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Sellers shall so inform the Buyer in writing within fifteen (15) days of the Seller’s receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). The Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Closing Working Capital within the 15-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(v) The Sellers shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Target Working Capital Adjustment. If the Net Working Capital Target exceeds the Net Working Capital as set forth on the Preliminary Balance Sheet, then the Purchase Price shall be reduced at the Closing by an amount equal to such difference. If the Net Working Capital as set forth on the Preliminary Balance Sheet exceeds the Net Working Capital Target at Closing, the Purchase Price shall be increased at the Closing by an amount equal to such difference.

(c) Adjustment for Outstanding Indebtedness. The Purchase Price shall be decreased by the amount of any outstanding indebtedness of the Company existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness. Indebtedness of the Company shall not include the Payroll Protection Plan Loan.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VIII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to each of the Sellers his or her pro portion of the Cash Portion of the Purchase Price, adjusted in accordance with subsection 2.2(b) above and less the amounts paid pursuant to subsection 2.2(c) above by paying such sum to each Seller by transfer of immediately available funds in accordance with instructions provided by each Seller, (ii) issue to each Seller a certificate or certificates representing the number of Buyer Shares set forth for such Seller on Exhibit A, duly endorsed or accompanied by stock powers duly endorsed in blank, (iii) issue to each of the Sellers his or her pro rata portion of the Seller Notes representing the principal amount of Seller Note set forth for such Seller on Exhibit A, and (iv) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 8.2 of this Agreement.

(b) At the Closing, each Seller will deliver to the Buyer (i) a certificate or certificates representing his or her Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 8.1 of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, for himself or herself, as the case may be, represents and warrants to the Buyer that, with respect to such Seller, each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the disclosure schedule to be delivered to the Buyer in accordance with Section 7.13 hereof (the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

3.1 Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”).

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the or that are being contested in good faith, (c) Liens earising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”).

(b) The number of Shares set forth opposite the Seller’s name on Exhibit A correctly sets forth all of the capital stock of the Company owned of record or beneficially by the Seller.

(c) Except as set forth in this Agreement, the Seller is not a party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Seller, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Idaho, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Company does not have any Subsidiaries.

4.3 Capitalization.

(a) The authorized capital stock of the Company is as set forth in Section 4.3(a) of the Disclosure Schedule, of which 1,000 shares of Common Stock are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2019 and December 31, 2018 and the related unaudited statements of income and cash flows for the two years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of June 30, 2020 and the related statements of income and cash flows for the six-month period ended June 30, 2020 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in, and subject to, Section 4.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with accounting principles of Company applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition and results of operations of the Company as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and notes).

4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Sellers, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Company does not have any Liability, except for (i) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets. Certain assets described in the Section 4.9 of the Disclosure Schedule although used in the business of the Company are excluded from this transaction and shall remain the separate property of the Sellers, provided that any and all associated debt relating to such excluded assets shall be assumed by the Sellers. The exclusion of such assets from the business does not adversely affect the operations of the Company.

(b) The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property. Section 4.10(a)(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns. Except as disclosed in Section 4.10(a)(i) of the Disclosure Schedules, with respect to each such parcel of owned real property:

(i) the Company has good and marketable title to the parcel of real property, free and clear of any Lien or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

(ii) there are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

(iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

(vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

(vii) there are no parties (other than the Company) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4.10(b) of the Disclosure Schedule who are in possession of space to which they are entitled;

(viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

(ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right of way with adequate curb cuts available.

(b) Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Sellers have heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from any Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Sellers, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) the Company has not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law. No property currently or formerly owned or operated by the Company or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law. Neither the Sellers, nor the Company has received any written notice, demand, letter, claim or request for information alleging that the Company or the Sellers are in violation of or liable under any Environmental Law. For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

4.20 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

4.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company.

4.22 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

4.23 Product Liability. The Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

4.24 Brokers’ Fees. Except as set forth in Section 4.24 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Company’s cash, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.25 Certain Business Relationships with the Company. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Sellers, nor any Affiliate of the Sellers, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, owns any asset, tangible or intangible, which is used in the Business.

4.26 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3(b)(i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARENT

6.1 Organization. The Buyer Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization. The Buyer Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer Parent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 6.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer Parent and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer Parent enforceable against the Buyer Parent in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

6.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer Parent, (ii) violate any Law applicable to the Buyer Parent on the date hereof or (iii) violate any Contract to which the Buyer Parent is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer Parent does not, and the performance of this Agreement by the Buyer Parent will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3(b) (i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.4 Capitalization. The authorized capital of Buyer Parent consists, immediately prior to the Closing of Five Hundred Million (500,000,000) common shares of the Buyer Parent, 3,830,625 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding common shares of the Buyer Parent have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Upon issuance pursuant to this Agreement, the Buyer Shares will be duly authorized, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Buyer Parent holds no common shares in its treasury. The rights, privileges and preferences of the common shares of Buyer Parent are as stated in Buyer Parent’s Second Amended and Restated Operating Agreement and as provided by the Delaware Limited Liability Company Act.

6.5 Brokers’ Fees. The Buyer Parent has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

ARTICLE VII
COVENANTS

7.1 Consents. The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

7.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article IX, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of incorporation, as amended or bylaws, as amended, of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any distributions to the Sellers, other than expense reimbursements consistent with past practice;

(e) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(g) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(h) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(i) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company;

(j) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect;

(k) any entry into any agreement or commitment to do any of the foregoing.

7.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

7.4 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Sellers will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Company shall have an amount in cash in its corporate bank account and on hand at its store locations at the Closing that is equal to $91,000 in the aggregate.

7.5 Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

7.6 No Solicitation.

(a) The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, none of the Sellers nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Company, or any of their Representatives.

7.7 Confidentiality. Reference is made to that certain Non-Disclosure Agreement, executed by Buyer on April 8, 2020, in connection with this transaction (the “Confidentiality Agreement”).  Buyer acknowledges and agrees that the Confidentiality Agreement remains and shall remain in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement provided; however, that prior to the Closing, in addition to any exclusions set forth in the Confidentiality Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall not include information which is disclosed pursuant to Applicable Law, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations promulgated thereunder.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.7 shall nonetheless continue in full force and effect.

7.8 Taking of Necessary Action; Further Action; Taxes.

(a) Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any tax returns by or on behalf of the Company and any audit, examination, litigation or other proceeding with respect to the taxes of either Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such tax return, audit, litigation or other proceeding.

(c) Seller shall prepare and file or cause to be prepared and filed all income tax returns of the Company for taxable periods ending on the Closing Date. Buyer shall prepare and file or cause to be prepared and filed all tax returns of the Company, following the Closing Date.

(d) Buyer shall not, and shall not permit the Company to, (i) amend any tax return filed with respect to any tax year ending on or before the Closing Date or (ii) make any tax election (including under Internal Revenue Code Section 336(e) and 338(h)(10)) that may have a retroactive effect to any such year, in each such case without the written consent of the Sellers.

(e) The Sellers shall have reasonable access to the books and records of the Company and shall be entitled to discuss such books and records with the Buyer and those persons responsible for the preparation thereof post-Closing for the purpose of, without limitation, claiming any tax credit (including Idaho’s R&D Tax Credit) that may be applicable with respect to any tax year ending on or before the Closing Date.

7.9 Payroll Protection Plan Loan. Company and Sellers will take all actions necessary to obtain forgiveness of the Payroll Protection Plan Loan. If the Payroll Protection Plan Loan is not forgiven by the Small Business Administration, Sellers will promptly payoff the Loan and will indemnify and hold the Buyer harmless of any claims by the Small Business Administration arising out of the loan to the Company. Buyer agrees to cooperate with Sellers and shall provide all reasonable information regarding the Company as necessary for Sellers to seek forgiveness of the Payroll Protection Plan Loan.

7.10 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with the current business of the Company (the “Business”) within an area of one hundred miles of any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.12 Financial Information. The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date, by making available the Sellers’ records as they are maintained in the ordinary course of business and answering reasonable questions.

7.13 Disclosure Schedule. The parties acknowledge and agree that (i) the Sellers and the Company have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. The Sellers shall deliver (and shall cause the Company to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement, and documents referred to thereon, in final form within 20 days of the date hereof.  The Buyer shall have 20 days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such schedules or the contents of any such document and Buyer and Sellers cannot agree on mutually satisfactory modifications thereto.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Sellers shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Company, at the Sellers’ expense.

(i) The Buyer shall have received such pay-off letters and releases relating to the indebtedness as it shall have requested, and such pay-off letters shall be in form and substance satisfactory to it.

(j) The Buyer shall have received from counsel to the Sellers an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer and dated as of the Closing Date.

(k) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(l) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(m) The Buyer shall have entered into an employment agreement with each of the Sellers. The employment agreements will contain such material terms and conditions as set forth in Exhibit D attached hereto and incorporated herein by this reference, together with any other terms and conditions as may be mutually agreed by the Parties.

(n) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

8.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f) Each of the Sellers shall have entered into an employment agreement with the Buyer. The employment agreements will contain such material terms and conditions as set forth in Exhibit D attached hereto and incorporated herein by this reference, together with any other terms and conditions as may be mutually agreed by the Parties.

(g) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

ARTICLE IX
TERMINATION; AMENDMENT; WAIVER

9.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the date that is the ninetieth (90th) day following the date that the Sellers deliver to the Buyer the Disclosure Schedule as required by Section 7.13; provided that the right to terminate this Agreement under this Section 9.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if the Sellers or the Company have breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Buyer as provided in Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Buyer Parent, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 11.1, 11.6, 11.7, 11.8, 11.11, 11.13 and this Section 9.2 will survive any termination hereof pursuant to Section 9.1.

9.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

9.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE X
INDEMNIFICATION

10.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty-four (24) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections  3.1 (Authority and Enforceability), 3.3 (The Shares), 3.4 (Broker’s Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), 4.17 (Environmental), 5.1 (Organization), 5.2 (Authorization), 5.3 (Noncontravention), 6.1 (Organization), 6.2 (Authorization), 6.3 (Noncontravention) and 6.4 (Capitalization) of this Agreement (the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 4.6 (Taxes) of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

10.2 Indemnification by Sellers. From and after the Closing, the Sellers agree, severally and not jointly, to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Company contained in Article III or IV of this Agreement or (b) the failure of the Sellers to perform any of his or her covenants or obligations contained in this Agreement.

10.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V and VI of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

10.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article X, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article X (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

10.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 10.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 10.4 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 10.1 above.

10.6 Limited on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 10.2(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2(a) (other than with respect to acts of fraud or the Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds the Purchase Price.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2(a) (other than with respect to acts of fraud or Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $25,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $25,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses back to the first dollar.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 10.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

(d) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery).

10.7 Payments. Payments of all amounts owing by an Indemnifying Party under this Article X shall be made promptly upon the determination in accordance with this Article X that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE XI
MISCELLANEOUS

11.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

11.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Company, the Buyer.

11.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.6 Notices. All notices and other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the address specified below or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to the Buyer:	1847 Cabinets Inc.
c/o 1847 Holdings LLC
590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Ken Yuan, CEO
Email: kyyuan@gmail.com

If to the Buyer Parent:	1847 Holdings LLC
590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Ellery W. Roberts, CEO
Email: eroberts@1847holdings.com

with a copy to:	Bevilacqua PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua
Email: lou@bevilacquapllc.com
Facsimile: 202-869-0889

If to the Company:	Kyle’s Custom Wood Shop, Inc.
2950 E. Lucca Dr.
Meridian, Id 83642
Attn: Stephen Mallatt, Jr.
Email: steve@kylescabinets.com

with a copy to:	Hawley Troxell
877 W. Main Street, 10th Floor
Boise, ID 83702
Attn: Paul Street
Email: pstreet@hawleytroxell.com
Facsimile: 208-954-5938

If to the Sellers:	Stephen Mallatt, Jr.
2950 E. Lucca Dr.
Meridian, Id 83642
Email: steve@kylescabinets.com

with a copy to:	Hawley Troxell
877 W. Main Street, 10th Floor
Boise, ID 83702
Attn: Paul Street
Email: pstreet@hawleytroxell.com
Facsimile: 208-954-5938

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

11.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Idaho without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Idaho.

11.8 Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF IDAHO AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

11.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

11.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 Cabinets Inc.

By:	/s/ Ken Yuan
Name:	Ken Yuan
Title:	CEO

BUYER PARENT:

1847 Holdings LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	CEO

COMPANY:

Kyle’s Custom Wood Shop, Inc.

By:	/s/ Stephen Mallatt, Jr.
Name:	Stephen Mallatt, Jr.
Title:	President and CEO

SELLERS:

/s/ Stephen Mallatt, Jr.
Name:	Stephen Mallatt, Jr.

/s/ Rita Mallatt
Name:	Rita Mallatt

Exhibit A

List of Sellers

Name of Seller	Number of Shares	Percent Ownership	Number of Buyer Shares to be Received	Principal Amount of Seller Note to be Received
Stephen Mallatt, Jr. and Rita Mallatt, husband and wife	1000	100%	700,000	$1,050,000

Totals	1000	100%	700,000	$1,050,000

Ex A-1

Exhibit B

Example of Net Working Capital Calculation

Working Capital Adjustment (Example)

All Balance Sheet Balances are after Final GAAP Adjustments

	Balance as of 8/30/20	Cash Adjustment		Adjusted Balance as of 8/31/20
Cash	542,758	(451,758	)(1)	91,000
Account Receivable	380,892			380,892
Prepaid Expenses	7,464			7,464
inventory	4,763			4,763
Contact: Costs In Excess of Billings	117,705			117,705

Total Current Assets	1,053,582			601,824

Accounts Payable	186,082			186,082
Credit Cards	2,288			2,288
Deferred Revenue	2,500			2,500
Accrued Payroll	16,200			16,200
Accrued Payroll Liabilities	12,348			12,348
Contact: Billings in Excess of Costs	59,921			59,921
Line of Credit (Outstanding)	-			-

Total Current Liabilities	279,339			279,339

Net Working Capital	774,243	(451,758	)(1)	322,485

(1) – Adjustment to pay excess cash to Sellers and leave minimum of $91,000 on hand to cover initial expenses after closing. Seller will pay their portion of the transactional costs of the Acquisition thru the Company effective on or before the closing date.

Final Working Cabinet Adjustment Calculation

Adjusted Working Capital Balance (after Cash Adjustment)	322,485
Net Working Capital Target per Stock Purchase Agreement	(154,000)
Excess (Deficit) of Closing Working Cabinet to Target Working Capital	168,458

Ex B-1

Exhibit C

Form of Seller Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1847 CABINETS INC.

8% VESTING PROMISSORY NOTE

Up to $1,260,000	______________, 2020

FOR VALUE RECEIVED, 1847 Cabinets Inc., a Delaware corporation (the “Company”), promises to pay to Stephen Mallatt, Jr. and Rita Mallatt, each in his and her capacity as a Seller (collectively, the “Holder”), subject to Section 4 below, the principal sum of One Million, Fifty Thousand Dollars ($1,050,000.00), as adjusted as set forth herein (the “Principal”) in lawful money of the United States of America, with interest payable on the Vested portion of Principal at the rate of eight percent (8%) per annum. To the extent Vested, the unpaid Principal and all accrued but unpaid interest on such Vested portion of Principal shall be paid in full to the Holder on the last day of the thirty-sixth (36th) month following the date of this Note (the “Maturity Date”).

Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in that certain Stock Purchase Agreement, dated August 27, 2020, (the “Purchase Agreement”), among the Company, the Holder and Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”), and 1847 Holdings LLC, a Delaware limited liability company (“Buyer Parent”), pursuant to which the Company is acquiring the Shares from the Holder.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment. If, and to the extent, that the Principal is Vested, the Vested portion of the Principal along with all accrued, but unpaid interest on the Vested portion of the Principal, shall be paid in one lump sum on the Maturity Date.

2. Interest. Interest (the “Interest”) shall accrue on the unpaid Vested portion of Principal from the date of issuance of this Note until such Vested portion of Principal is repaid in full at the simple rate of eight percent (8%) per annum. The portion of accrued, but unpaid, Interest on the Vested portion of the Principal is payable at Maturity. All computations of the Interest rate hereunder shall be made on the basis of a 360-day year of twelve 30-day months. In the event that any Interest rate provided for herein shall be determined to be unlawful, such Interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any Interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the Principal of this Note without prepayment premium or penalty.

Ex C-1

3. Redemption. The Company will have the right to redeem all but no less than all of the Note at any time prior to the Maturity Date pursuant to the terms of this Note. Notwithstanding anything to contrary in this Note, if the Company elects to redeem, the redemption price will be payable in cash and is equal to the then outstanding Vested portion of the Principal plus any remaining unvested Principal amount of this Note plus accrued but unpaid Interest thereon (calculated over 36 months). For purposes of this Section 3, the “unvested Principal amount” shall be $350,000.00 per year. By way of example: if the Company elects to redeem this Note on January 25, 2021, the Company shall pay the Vested Principal amount for year 2020, calculated as of December 31, 2020 pursuant to Section 4 below, plus $700,000 ($350,000 x 2), plus all accrued but unpaid interest on the sum total (calculated over 36 months).

4. Vesting.

(a) General. The payment of the Principal and accrued Interest thereon is subject to vesting in accordance with this Section 4. The Company shall only be required to pay the Vested portion of the Principal and Interest on the Vested portion of the Principal on the Maturity Date. For purposes of this Note, “Vested” means the percentage of the Principal that has vested (i.e., has become payable to the Holder) in accordance with this Section 4.

(b) Calculation. The Vested Principal of the Note due at the Maturity Date shall be calculated each year based on the average annual consolidated EBITDA of the Company for each of the years ended December 31, 2020, 2021 and 2022. The EBITDA for each year shall be divided by $1.4 million multiplied by 100 to obtain the vested CSN percentage (the “Vested CSN Percentage”). The Vested Principal for each year shall be equal to the Vested CSN Percentage for that year multiplied by $350,000.00. To the extent that the Vested CSN Percentage for the subject year is less than 80%, no portion of the Note for that year shall vest. To the extent that the Vested CSN Percentage for the subject year is equal to or greater than 120%, the Vested Principal shall be equal to $420,000.00 for that year and no more. For the avoidance of doubt and for purposes of illustration an example vesting calculation is attached hereto as Exhibit A.

(c) For purposes of this Section 4, “EBITDA” means the earnings before interest, taxes, depreciation and amortization expenses, in accordance with generally accepted accounting principles applied on a basis consistent with the accounting policies, practices and procedures used to prepare the Company’s financial statements as of the Closing Date, which shall include any state and federal tax credits (including any research and development tax credit) received on behalf of the Company and, which shall exclude i) any management fees or transition expenses payable to Buyer Parent or any subsidiary or affiliate of Buyer Parent and the salaries, independent contractor payments, transition expenses of any additional management personnel in addition to Seller collectively in excess of $130,000 per annum, and ii) all fees, charges, commissions, and expenses in any way related to the Acquisition.

Ex C-2

5. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Company shall default in the payment of the Vested portion of the Principal of, or accrued Interest on the Vested portion of Principal of, this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b) Default in Covenants. The Company shall default in any material manner in the observance or performance of any covenants or agreements set forth in the Purchase Agreement, this Note, or any other agreement entered into on connection with the transactions contemplated by the Purchase Agreement (collectively, the “Transaction Documents”); or

(c) Breach of Representations and Warranties. The Company materially breaches any representation or warranty contained in the Transaction Documents; or

(d) Illegality of Note. Any court of competent jurisdiction issues an order declaring the Note or any provision thereunder to be illegal; or

(e) Bankruptcy. The Company shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(f) Change of Control. There is a change of control of the Company by reason of the sale of 51% or more of the stock of the Company or a sale of substantially all the assets of the Company then, and so long as such Event of Default is continuing for a period of two (2) business days in the case of non-payment under Section 5(a) or for a period of thirty (30) calendar days in the case of events under Sections 5(b) through 5(d) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Company from the Holder, all obligations of the Company under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity. If an Event of Default specified in Section 5(e) above occurs, the Vest portion of the Principal of, and accrued Interest thereon, shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

Ex C-3

6. Affirmative Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a) Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business;

(b) Compliance with Law. Comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each of the Company or any of its properties is subject;

(c) Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor;

(d) Further Assurances. The Company shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Note and to consummate the transactions contemplated herein.

7. Subordination.

(a) All claims of the Holder to the Principal, Interest, and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) is hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Senior Indebtedness (as defined below). No payment under Junior Indebtedness shall be made by the Company, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “Default” or “Event of Default” under any agreements governing any of the Senior Indebtedness or (ii) the maturity of any of the Senior Indebtedness has been accelerated and such acceleration has not been waived or such Senior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Senior Indebtedness accelerates such Senior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Company is permitted under the terms of the Senior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Senior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder).

Ex C-4

(b) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money, before any payment is made under Junior Indebtedness; and upon any such dissolution or winding up or liquidation or reorganization, any distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder as holder of the Junior Indebtedness would be entitled except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder if received by Holder, directly to the holder of the Senior Indebtedness, or its representatives, to the extent necessary to pay all such Senior Indebtedness in full, in money, after giving effect to any concurrent prepayment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder with respect to the Junior Indebtedness.

(c) If the holders of the Senior Indebtedness in good faith believe Holder may fail to timely file a proof of claim in any such proceeding, the holder(s) of the Senior Indebtedness may do so for Holder.

(d) In the event that any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing shall be received by the Holder before all the Senior Indebtedness is paid in full, or provisions made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, as their respective interests may appear, for application to the payment of all the Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full, in money, in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(e) The provisions hereof are solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand and the Holder as holder of the Junior Indebtedness on the other hand, and nothing herein shall impair, as between the Company and the Holder, the obligations of the Company under the Junior Indebtedness, which are unconditional and absolute. With this in mind, notwithstanding the other provisions of this Section 7, if and so long as all documents governing the Senior Indebtedness permit one of the actions restricted by this Section 7, the restriction shall be waived and the restricted action permitted hereunder.

(f) No right of any present or future holder of any Senior Indebtedness to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any act or failure to act, in good faith, by any such holder of the Senior Indebtedness, or any noncompliance by the Company with the terms, provisions and covenants hereof, regardless of any knowledge thereof any holder of the Senior Indebtedness may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Holder to the holders of the Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or create, renew or alter, the Senior Indebtedness, or otherwise amend or supplement in any manner the Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Indebtedness; (iii) release any person liable or contingently liable in any manner for the payment or collection of the Senior Indebtedness; and/or (iv) exercise or refrain from exercising any rights against the Company or any other person.

Ex C-5

(g) Each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note.

(h) Notwithstanding the provisions of this Section 7, the Holder shall not be charged with knowledge of the existence of facts which would prohibit the making of any payments on the Junior Indebtedness unless and until the holder(s) of the Senior Indebtedness or their representatives send written notice to Holder of same.

(i) Subject to the payment in full of all the Senior Indebtedness, Holder as holder of the Junior Indebtedness shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until the Senior Indebtedness shall be paid in full.

(j) The Holder shall confirm (in writing) the above subordination provisions if requested by any holder of the Senior Indebtedness, and shall execute and deliver such additional subordination agreements, consistent with the foregoing as any holder of Senior Indebtedness may require.

(k) For purposes hereof, “Senior Indebtedness” means, with respect to the Company, all indebtedness of the Company, whether outstanding on the date of the execution of this Note or thereafter created, to banks, insurance companies, other financial institutions, private equity funds, hedge funds or other similar funds, unless in the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not senior in right of payment to this Note. Senior Indebtedness shall also include indebtedness for taxes owed to federal or state agencies and other indebtedness of the Company, as the case may be, that by operation of law has a right that is senior to the Junior Indebtedness.

8. Mutilated, Destroyed, Lost or Stolen Note. If this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like Principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by the Company to hold the Company harmless.

Ex C-6

9. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

10. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of the Principal and Interest hereunder and shall satisfy and discharge the liability for Principal and Interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued Interest then due and payable and the remainder applied to Principal.

11. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment attached hereto as Exhibit B and surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate, upon receipt of which a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and Principal are payable only to the registered Holder of this Note set forth on the books and records of the Company. Any assignment pursuant to this Section 11 remains subject to the occurrence of the Contingency Event.

12. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

13. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the provisions of the Purchase Agreement.

14. Governing Law. This Note shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Idaho.

15. Headings. The descriptive headings contained in this Note are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Note.

16. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

Ex C-7

IN WITNESS WHEREOF, the undersigned have caused this Note to be issued as of the date first above written.

1847 Cabinets Inc.

By:
Name:	Kenneth Yuan
Title:	Chief Executive Officer

Ex C-8

EXHIBIT A

Note Vesting Example

Year 1:

●	Average annual consolidated EBITDA of the Company for the year ending December 31, 2020 equals $1,500,000.

●	Then the Vested CSN Percentage for year 2020 equals 107.14% (1,500,000/1,400,000 * 100). The CNS Percentage for year ending 2020 falls within the range of 80% to 120%.

●	Therefore, the Principal will Vest for year 2020 in the amount of $374,990 ($350,000 * 1.0714).

Year 2:

●	Average annual consolidated EBITDA of the Company for the year ending December 31, 2021 equals $600,000.

●	Then the Vested CSN Percentage for year 2020 equals 42.86% (600,000/1,400,000 * 100).

●	The CNS Percentage for year ending 2021 falls below the range of 80% to 120%.

●	Therefore, the Principal will Vest for year 2021 in the amount of $0.00.

Year 3:

●	Average annual consolidated EBITDA of the Company for the year ending December 31, 2022 equals $2,000,000.

●	Then the Vested CSN Percentage for year 2020 equals 142.86% (2,000,000/1,400,000 * 100).

●	The CNS Percentage for year ending 2021 falls above the range of 80% to 120%.

●	Therefore, the Principal will Vest for year 2022 in the amount of $420,000 (cap).

Total Vested principal amount over Term equals $794,990 (374,990 + 420,000). Interest will be calculated based on the forgoing Vested principal amount as accrued at the rate of 8% per annum from the date of issuance of the Note until such Vested portion is repaid in full on the Maturity Date.

Ex C-9

EXHIBIT B

Form of Assignment

TO: 1847 Cabinets Inc.,

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________ (name), __________________________________________ (address), US$____________ of 8% Vesting Promissory Note (“Note”) of 1847 Cabinets Inc. (the “Company”), including any and all accrued and unpaid interest owing thereon, registered in the name of the undersigned on the records of the Company represented by the within certificate, and irrevocably appoints ___________________ the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

DATED this ________ day of, __________________, 20 ____.

_______________________________ (Signature of Registered Note Holder) ________________________________ (Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the face of the Note.

2.	If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.

Ex C-10

Exhibit D

Employment Agreement Terms

1.	The employment agreements between the Company and each of the Sellers shall be for a one-year term (weekly/monthly time commitment by each Seller to be mutually agreed to by the parties). Each of the Sellers shall be entitled to three weeks paid time off.

2.	Compensation:
a.	Steve Mallatt - $1900 / week plus discretionary bonus.

b.	Rita Mallatt - $1500 / week plus discretionary bonus.

3.	The Company shall pay or reimburse the Sellers during such period of employment for the following items:

a.	Terrace lakes marketing ($300/month).

b.	Steve Mallatt’s CPA license fees.

c.	Steve Mallatt’s auto insurance for one automobile.

d.	Cell phone service plan Steve and Rita Mallatt. Sellers’ three children may remain on the such plan, subject to reimbursement to the Company by the Sellers.

e.	Sellers’ home internet service (for remote access to the Company).

4.	Other benefits during such period of employment:

a.	Each of Steve and Rita Mallat will shall remain on the Company’s Costco business account, provided that such account is used for business purposes and not for personal use.

b.	Allow monthly credit card bills to continue to be paid on INK / AMEX business credit cards, provided that such account is used for business purposes and not for personal use.

c.	Steve and Rita Mallatt shall be eligible to participate in the Company’s offered health insurance and afforded the same opportunities for participation as other employees.

Ex D-1